Updated as of January 1, 2015

EXHIBIT A

to the

Multiple Class Plan

Fund	Effective Date
American Funds College 2033 Fund	January 1, 2015
American Funds College 2030 Fund	January 1, 2015
American Funds College 2027 Fund	January 1, 2015
American Funds College 2024 Fund	January 1, 2015
American Funds College 2021 Fund	January 1, 2015
American Funds College 2018 Fund	January 1, 2015
American Funds College 2015 Fund	January 1, 2015
American Funds College Enrollment Fund	January 1, 2015